Exhibit 99.1
Premier Alliance Group
 Raises $5 Million Through Private Placement

CHARLOTTE, NC-March 4, 2011, Premier Alliance Group, Inc. (OTC.BB:PIMO), a professional services company focused on business and technology consulting, today announced that it has closed a private placement of its securities resulting in gross proceeds to the company of $5 million.  The securities were sold to two accredited investors.  Maxim Group LLC, a FINRA member broker dealer, acted as placement agent. The net proceeds will be used for working capital and general corporate purposes.

Mark Elliott, President of Premier Alliance Group, said, “We are pleased to have raised $5 million dollars as it allows us to continue to finance our growth and take advantage of opportunities in the market at a more accelerated pace.  We appreciate the support of the investors.”

Under the terms of a Securities Purchase and Registration Rights Agreement, Premier sold an aggregate of 2,380,952 shares of its newly designated 7% $2.10 Series C Preferred Stock (the “Preferred Stock”) and 7,142,856 warrants to purchase the Company’s common stock exercisable during the five-year period commencing on the date of issuance at $0.77 per share (the “Warrants”).  The Preferred Stock is convertible into 7,142,856 shares of common stock at an initial purchase price of $0.70 share, subject to adjustment.  Premier has agreed to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the Preferred Stock, including the shares issuable upon exercise of the Warrants.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Premier Alliance Group, Inc.
Premier Alliance Group, Inc. provides business consulting services and human capital solutions to customers with a focus on core areas of business processes used throughout the corporate world including project management, business analysis, business consulting and strategic consulting. Typical initiatives in which
Premier provides services include compliance and regulatory, merger and acquisition, and business process reengineering efforts. Clients are serviced with Knowledge-Based expertise from Premier's Business
Performance & Technology, Governance, Risk & Compliance (GRC), and Finance and Accounting practice areas.  For more information go to: www.premieralliance.com.

Safe Harbor Statement
Certain information contained in this press release may be forward-looking. Actual results might differ materially from any forward-looking statements contained in this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of Premier Alliance Group to be materially different from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking.